Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 27, 2023 (except for the retroactive effect of the 1-for-9.535 reverse stock split as described in the seventh and eighth paragraphs of Note 14, as to which the date is January 18, 2024), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-276350) and related Prospectus of CG Oncology, Inc. for the registration of 17,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

January 23, 2024